EXHIBIT 99.1

For Immediate Release:

Steinway Appoints New Director

WALTHAM, MA - January 31, 2008 - Steinway Musical Instruments, Inc. (NYSE: LVB), one of the world’s leading manufacturers of musical instruments, today announced that it expanded its Board of Directors and appointed David Lockwood to fill this newly created directorship position.

Mr. Lockwood is the Managing Partner of ValueAct SmallCap Partners, which owns approximately 10.7% of the Company’s outstanding shares of ordinary common stock.

“Steinway is a great company with a tremendous portfolio of brands and assets,” stated Mr. Lockwood.  “As a large shareholder, I am looking forward to actively working with the directors and managers of this market-leading company.”

Prior to joining ValueAct Capital in 2006, Mr. Lockwood was Chairman and CEO of Liberate Technologies, Inc., a provider of software for digital cable systems.   From 2000 to 2003, Mr. Lockwood served as Vice Chairman and CEO of Intertrust Technologies Corporation, a company that develops and licenses intellectual property.  Previously, Mr. Lockwood spent fifteen years on Wall Street, including ten years at Goldman Sachs, where he held a number of positions including Managing Director.

Mr. Lockwood serves on the faculty of the Stanford Graduate School of Business and lectures on corporate governance.  He holds a Bachelors Degree from Miami University and a Masters in Business Administration from the University of Chicago.

“With his extensive business background and experience, David will bring a wealth of knowledge to Steinway,” said Kyle Kirkland, Chairman of the Board of Steinway Musical Instruments, Inc. “We are extremely pleased to have him on the board.”

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos.

Contact: Julie A. Theriault

Telephone: 781-894-9770

E-mail: ir@steinwaymusical.com